Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated October 15, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$500,000 Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread, Due October 17, 2039 Royal Bank of Canada

Royal Bank of Canada is offering the Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread (the “Notes”) described below.

•	The Notes will accrue interest, payable quarterly, at a rate equal to:

o	from and including the Issue Date to but excluding October 17, 2025: 7.50% per annum

o	from and including October 17, 2025 to but excluding the Maturity Date: 7.50% per annum, but only on each calendar day for which the Reference Spread is greater than or equal to the Barrier of 0.00% per annum. You may not receive any interest payments during the Floating Rate Period.

•	We may redeem the Notes in whole, but not in part, as described under “Key Terms” below.

•	The Reference Spread is equal to the 30-Year U.S. Dollar SOFR ICE Swap Rate minus the 2-Year U.S. Dollar SOFR ICE Swap Rate.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78014RRZ5

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-6 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$500,000
Underwriting discounts and commissions(1)	4.00%	$20,000
Proceeds to Royal Bank of Canada	96.00%	$480,000

(1) RBC Capital Markets, LLC will purchase the Notes from us on the Issue Date at a purchase price of $960.00 per $1,000 principal amount of Notes, and will pay all or a portion of its underwriting discount of $40.00 per $1,000 principal amount of Notes to certain selected broker-dealers as a selling concession. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts and/or for an eligible institutional investor may be as low as $960.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Pricing Date, which we refer to as the initial estimated value, is $895.00 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	October 15, 2024
Issue Date:	October 17, 2024
Maturity Date:*	October 17, 2039
Interest Rate:

For each Interest Period occurring from and including the Issue Date to but excluding October 17, 2025 (the “Fixed Rate Period”): 7.50% per annum

For each Interest Period occurring from and including October 17, 2025 to but excluding the Maturity Date (the “Floating Rate Period”), a per annum rate calculated as follows:

7.50% ×	the actual number of Accrual Days in that Interest Period
the actual number of calendar days in that Interest Period

where an “Accrual Day” means a calendar day for which the Reference Spread is greater than or equal to the Barrier
Barrier:	0.00% per annum
Reference Rates:	With respect to any relevant day during the Floating Rate Period, the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate, each determined as set forth under “General Terms of the Notes—Reference Rates—U.S. Dollar SOFR ICE Swap Rate” in the accompanying product supplement, for that day
Reference Spread:

With respect to any relevant day during the Floating Rate Period, the Reference Spread will be the 30-Year U.S. Dollar SOFR ICE Swap Rate on that day minus the 2-Year U.S. Dollar SOFR ICE Swap Rate on that day, provided that, if any day is not a U.S. Government Securities Business Day, the Reference Spread will be the Reference Spread for the immediately preceding U.S. Government Securities Business Day.

Notwithstanding the foregoing, for each day from and including the fifth U.S. Government Securities Business Day immediately preceding an Interest Payment Date to but excluding that Interest Payment Date, the Reference Spread will be the Reference Spread for the fifth U.S. Government Securities Business Day immediately preceding that Interest Payment Date.

Interest Payment Dates:*	Quarterly, on the 17th calendar day of January, April, July, and October of each year, beginning on January 17, 2025 and ending on the Maturity Date. If an Interest Payment Date is not a business day, interest will be paid on the next business day, without adjustment to the end date of the relevant Interest Period, and no additional interest will be paid in respect of the postponement.

P-2	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread
Interest Period:	Each period from and including an Interest Payment Date (or, for the first Interest Period, the Issue Date) to but excluding the next following Interest Payment Date
Redemption:	The Notes are redeemable at our option, in whole, but not in part, on any Call Date upon 10 business days’ prior written notice. If we redeem the Notes, we will pay you the principal amount, together with the applicable interest payment, on the relevant Call Date. No further payments will be made on the Notes.
Call Dates:*	The Interest Payment Date scheduled to occur on October 17, 2025 and each Interest Payment Date thereafter
Day Count Convention:	30 / 360
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

HYPOTHETICAL INTEREST RATES DURING THE FLOATING RATE PERIOD

The table set forth below illustrates the hypothetical per annum Interest Rate for an Interest Period during the Floating Rate Period, based on a hypothetical number of Accrual Days and calendar days in that Interest Period. The table is only for illustrative purposes and may not show the actual Interest Rates applicable to investors during the Floating Rate Period.

Hypothetical Number of Accrual Days	Hypothetical Number of Calendar Days	Hypothetical Per Annum Interest Rate
90	90	7.50%
75	90	6.25%
60	90	5.00%
45	90	3.75%
30	90	2.50%
15	90	1.25%
0	90	0.00%

P-5	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

SELECTED RISK CONSIDERATIONS

The Notes involve risks not associated with an investment in ordinary floating rate notes. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	The Notes May Pay a Below-Market Rate or No Interest at All on One or More Interest Payment Dates During the Floating Rate Period — During the Floating Rate Period, interest will accrue on the Notes only on each Accrual Day, which is a calendar day for which the Reference Spread is greater than or equal to the Barrier. If there are no Accrual Days during an Interest Period during the Floating Rate Period, no interest will be payable with respect to that Interest Period. You may not receive any interest payments during the Floating Rate Period. Your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	The Interest Rate on the Notes Will Be Capped — During the Fixed Rate Period, the Notes will bear interest at a fixed rate of 7.50% per annum. During the Floating Rate Period, the Notes will bear interest at a variable rate that will not exceed 7.50% per annum.

•	The Notes Are Subject to the Risk of an Early Redemption — We have the option to redeem the Notes on the Call Dates set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date to the extent that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to the Maturity Date, you may have to re-invest the proceeds in a lower rate environment, and you will not receive any further payments on the Notes.

•	Reference Spread Levels Will Be Unequally Weighted in Determining the Interest Rate for Each Interest Period — If any day is not a U.S. Government Securities Business Day, the Reference Spread for that day will be the Reference Spread for the immediately preceding U.S. Government Securities Business Day. In addition, for each day from and including the fifth U.S. Government Securities Business Day immediately preceding an Interest Payment Date to but excluding that Interest Payment Date, the Reference Spread will be the Reference Spread for the fifth U.S. Government Securities Business Day immediately preceding that Interest Payment Date. As a result, Reference Spread levels will be unequally weighted in determining the Interest Rate for each Interest Period. This could reduce the Interest Rate for one or more Interest Periods if a Reference Spread level referenced for multiple calendar days is below the Barrier.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

Risks Relating to the Initial Estimated Value of the Notes

•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the levels of the Reference Rates,

P-6	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

our credit ratings and financial condition, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the public offering price of the underwriting discount, if any, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, if any, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold the Notes to maturity.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Pricing Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do. The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any levels of the Reference Rates and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Reference Spread and the Reference Rates” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Reference Spread and the Reference Rates

The Reference Rates and the Reference Spread Will Be Affected by a Number of Factors and May Be Volatile — Many factors may affect the Reference Rates and the Reference Spread including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;

•	sentiment regarding underlying strength in the U.S. and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

P-7	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread
•	central bank policy regarding interest rates;

•	inflation and expectations concerning inflation;

•	performance of capital markets; and

•	any statements from public government officials regarding the cessation of the Reference Rates.

These and other factors may affected the Reference Rates in different ways, and the Reference Spread will change over time as the Reference Rates respond differently to these and other factors. For example, shorter-term rates may be more sensitive to changes in central bank policy regarding short-term interest rates than longer-term rates. The Reference Spread has been negative recently for an extended period and may not increase, or “widen,” above 0% and may decline, or “narrow,” further over the term of the Notes.

These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market. Additionally, these factors may cause the Reference Rates to be volatile, and volatility of the Reference Rates may adversely affect your return on the Notes.

•	The Reference Rates and the Secured Overnight Financing Rate Have Limited Historical Information, and Future Performance Cannot Be Predicted Based on Historical Performance — The publication of the U.S. Dollar SOFR ICE Swap Rates began in November 2021, and, therefore, has a limited history. ICE Benchmark Administration (“IBA”) launched the U.S. Dollar SOFR ICE Swap Rates for use as reference rates for financial instruments in order to aid the market’s transition to the Secured Overnight Financing Rate (“SOFR”) and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar LIBOR ICE Swap Rates will have no bearing on the performance of SOFR or the Reference Rates.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the Reference Rates and SOFR cannot be predicted based on the limited historical performance. The levels of the Reference Rates and SOFR during the term of the Notes may have little or no relation to the historical data.

•	The Reference Rates and SOFR and the Manner in Which They Are Calculated May Change in the Future — There can be no assurance that the methods by which the Reference Rates and SOFR are calculated will continue in their current form. Any changes in the method of calculation of the Reference Rates or SOFR could reduce the amount of interest payable on the Notes during the Floating Rate Period.

•	The Reference Rates May Be Determined by the Calculation Agent in Its Sole Discretion or, if It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate — If no relevant rate appears on the applicable Bloomberg screen on a relevant day at approximately 11:00 a.m., New York City time, then the Calculation Agent will have the discretion to determine the applicable Reference Rate for that day.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion to make adjustments to the definitions of business day and interest determination date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR.

P-8	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the value of the Reference Rate used on the applicable interest determination date, which could adversely affect the return on and the market value of the Notes.

P-9	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

THE REFERENCE SPREAD AND THE REFERENCE RATES

The 30-Year U.S. Dollar SOFR ICE Swap Rate on any date of determination is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with a thirty-year maturity, that appears on Bloomberg screen USISSO30 as of 11:00 a.m. (New York City time) on that date, as determined by the Calculation Agent. The 2-Year U.S. Dollar SOFR ICE Swap Rate on any date of determination is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with a two-year maturity, that appears on Bloomberg screen USISSO02 as of 11:00 a.m. (New York City time) on that date, as determined by the Calculation Agent. Each Reference Rate is subject to the provisions set forth under “General Terms of the Notes—Reference Rates—U.S. Dollar SOFR ICE Swap Rate” in the accompanying product supplement. In a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction, one party pays a fixed rate (the “swap rate”) and the other pays a floating rate based on SOFR, compounded in arrears for 12 months using standard market conventions. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities.

Historical Information

The graphs below set forth the information relating to the historical performance of the Reference Spread and the Reference Rates and for the period from November 18, 2021 to October 15, 2024. There can be no assurance that the 30-Year U.S. Dollar SOFR ICE Swap Rate will exceed 2-Year U.S. Dollar SOFR ICE Swap Rate at any time during the Floating Rate Period. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation.

Spread between the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

P-10	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

30-Year U.S. Dollar SOFR ICE Swap Rate and 2-Year U.S. Dollar SOFR ICE Swap Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

P-11	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you.

We intend to treat the Notes for U.S. federal income tax purposes as contingent payment debt instruments,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement. In the opinion of our counsel, which is based on current market conditions and representations provided by us, this treatment of the Notes is reasonable under current law. Under this treatment, (i) you will be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the Notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) you generally must treat any gain on a taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, with the balance treated as capital loss. See the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from RBCCM at 1-877-688-2301.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the Notes.

If the Notes were not treated as contingent payment debt instruments, they would instead be treated as “variable rate debt instruments.” In that case all stated interest on the Notes would be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting. See the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Variable Rate Debt Instruments—Interest on VRDIs That Provide for a Single Variable Rate” in the accompanying product supplement.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

After the initial offering of the Notes, the public offering price of the Notes may change.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of up to approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, if any, or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount, if any, and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

P-12	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, if any, and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization,

P-13	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on a U.S. Dollar SOFR ICE Swap Rate Spread

execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

P-14	RBC Capital Markets, LLC